Exhibit 99.1

Since 1857

McCLATCHY VICE PRESIDENT KAROLE MORGAN-PRAGER RESIGNS

SACRAMENTO, Calif., May 8, 2015 – The McClatchy Company (NYSE-MNI) announced today that Karole Morgan-Prager, McClatchy’s vice president for corporate development, general counsel and secretary, has resigned effective May 29 to become general counsel for another company. A search for her successor is underway.

“Karole has been a talented executive and trusted colleague who put her all into McClatchy over her 20-year career here,” said Pat Talamantes, McClatchy’s president and CEO. “Karole has made significant contributions over the years, including playing a key role in advancing McClatchy’s digital transformation. We thank her for her service to McClatchy and wish her all the best in the next chapter of her career.”

Morgan-Prager has been general counsel and corporate secretary at McClatchy since arriving in 1995 from The Times Mirror Co., then-publisher of the Los Angeles Times, where she was the associate general counsel. Morgan-Prager was named vice president in 1998 and assumed additional oversight of McClatchy’s corporate development activities in 2012.

###

About McClatchy

The McClatchy Company is a 21st century news and information leader, publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates media companies in 28 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.

Contacts:	Elaine Lintecum
Vice President and CFO
(916) 321-1846
elintecum@mcclatchy.com